UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): September 27, 2010

CHINA UNITECH GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52832	98-0500738
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

1-D-1010, Yuanjing Park, Long Xiang Road,
Long Gang District, Shenzhen
Guangdong Province 518117
People's Republic of China
(Address of principal executive offices)

+86 755-8989-0998
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 27, 2010, the board of directors appointed Mr. Dishan Guo, the company’s Chief Financial Officer effective from that date.

Mr. Guo, 46, has been serving as our sole director, Chairman and Chief Executive Officer since July 2, 2010, the day that we consummated our reverse acquisition with Classic Bond Development Limited (“Classic Bond”), a British Virgin Islands company. Through Classic Bond’s control over Shenzhen Junlong Culture Communications Co., Ltd. (“Junlong”), a PRC company, we became involved in the internet café business in the PRC.

Mr. Guo has served as the Managing Director and CEO of Junlong for over 7 years since 2003. He was responsible for the strategic planning of the Junlong’s business and growth and oversees its operations. He has extensive experience and contacts in the industry. He is the executive president of Shenzhen Longgang District Internet Industry Association, which is the associate department of the Ministry of Culture and sets the internet café industry standards, and a director of Guangdong High-Tech Industry Association. Mr. Guo graduated from Administrative Management Institute in Guangdong province in 1996, holding a college degree in business management.

There will be no change in the terms of Mr. Guo’s employment set forth in a standard employment agreement between Mr. Guo and us dated September 20.  Our employment agreements with our executives provide the amount of each executive officer’s salary and establish their eligibility to receive a bonus. Mr. Guo’s employment agreement provides for an annual salary of RMB 300,000 (approximately $44,118).

Mr. Guo is our sole officer and director. Our officers serve at the pleasure of the board.  Except for the aforesaid employment agreement, Mr. Guo has not had any transaction with us since the beginning of our last fiscal year.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 27, 2010
CHINA UNITECH GROUP, INC.

By:	/s/ Dishan Guo
Dishan Guo
Chief Executive Officer